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                                                                    Exhibit 10.2
                         JACOBS ENGINEERING GROUP INC.

                             INCENTIVE BONUS PLAN
                         FOR OFFICERS AND KEY MANAGERS

Summary of the Program

The Jacobs Engineering Group Inc. Incentive Bonus Plan for Officers and Key Managers (the "Bonus Plan") is designed to cover all officers and key managers of Jacobs Engineering Group Inc. (the "Company") and its subsidiaries. Key managers are normally defined as management level personnel who do not normally receive overtime compensation and who have been approved for participation by the President of the Company and the Chairman of the Board of Directors of the Company.

Each year a bonus pool will be determined by formula. The Compensation Committee may designate up to 5 percent of the pool to be set aside to fund charitable and/or civic activities. Contributions to such charities and/or civic activities from this fund shall be determined by a committee consisting of the Chairman of the Board, President and Chief Financial Officer and shall be in the interests of the Company and its officers and employees. From the pool, 70 percent, less the amount designated above for charitable and/or civic activities, will be allocated to participants in the Bonus Plan, and 30 percent will be reserved for distribution to nonparticipating employees who have made an outstanding contribution during the year. The allocation of the participant's portion of the pool will be 50 percent by formula and 50 percent at the sole discretion of the President and the Chairman. The allocation of the nonparticipant's portion of the pool is at the sole and complete discretion of the President and Chairman of the Board.

Bonuses will be paid in three annual installments unless the Company and the participant involved mutually agree to a different arrangement. The first installment will be paid approximately three months after the close of the first fiscal year to which it pertains. A participant must be employed by the Company or one of its subsidiaries at the time each installment is paid since it is the intention of the Bonus Plan that the bonus is not only for services performed in a particular year, but also for services to be rendered in the years when future installments are to be paid. In other words, the bonus reflects a recognition of services rendered and to be rendered. If an employee is a participant in the Bonus Plan for less than a full year, the measure of his bonus will be chronologically prorated.

Bonus Pool Formula

The bonus pool would be established as a percentage of pretax earnings above a preset trigger point. The trigger will be established by the Board of Directors at the beginning of each fiscal year. The trigger point for 1995 has been set at 12 percent of the Company's consolidated net worth at the middle of the fiscal year. Once the trigger point is reached, the bonus pool would accrue at 20 percent of pretax income in excess of the trigger point. When pretax earnings reach two times the trigger point, the

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Jacobs Engineering Group Inc.
Incentive Bonus Plan
Page 2 of 2

accrual would increase to 25 percent of pretax income in excess of two times the trigger point. The percentage rate used for calculating the trigger point will be established each year based on economic and market conditions in effect at that time.

Allocation of Bonus Pool

Thirty percent of the bonus pool will be reserved for nonparticipants in the Bonus Plan. The balance of the pool will be allocated to the Bonus Plan participants, 50 percent based on their weighted salary (see table below) versus the total weighted salaries of all participants of the Bonus Plan and 50 percent at the sole discretion of the President and Chairman. The weighted salaries will be determined by multiplying the salary earned while a participant in the Bonus Plan times the following weighting factors:

            Level                            Weighting Factor
    --------------------                   -------------------
    Executive Officers                              4
    Group and Senior Officers                       3
    Other Officers                                  2
    Managers                                        1

If a participant moves from one level to another during the year, the different weighting factors would be applied to the salary earned at each level

Modification and Termination

This Bonus Plan is provided at the discretion of Jacobs Engineering Group Inc. Nothing in the Bonus Plan shall be construed as creating an employment relationship between any participant and the Company and its subsidiaries. The Company has the exclusive right to modify the Bonus Plan, in whole or in part, or to terminate the Bonus Plan entirely. The Company has the exclusive right to administer the Bonus Plan, to interpret it, and to decide any and all matters arising thereunder.